# <u>CONSULTING AGREEMENT</u>

July 1, 2017

<u>Integrated Inpatient Solutions, Inc.</u> ( the "Company")

On behalf of Haytarr LLC ("Haytarr") I look forward to working with you as an outside business consultant. The purpose of this letter (the "Agreement") is to set forth the terms and conditions under which Haytarr agrees to serve the Company as an outside business consultant.

1. **Services**. Haytarr shall use its best efforts to perform the following services in a timely manner: (a) become familiar with the general business and operations of the Company and review and analyze the Company's formal and informal strategic, marketing, financial and business plans; (b) assist and provide guidance to the Company on matters related to being a public company and the various routes to going public; (c) advise the Company in strategic planning matters and assist in the implementation of short- and long-term strategic planning initiatives to enhance and accelerate the commercialization of the Company's business objectives and general corporate structure; (d) advise and make the Company aware of synergistic corporate conferences, network events, corporate tools, platforms and strategic alliances to help the Company meet its goals.

2. **Term.** This Agreement shall be in effect for one (1) year from the date of acceptance by the Company.

3. **Consideration**. For the valuable advice and services to be provided by Haytarr to the Company under this Agreement, the Company will issue to Haytarr 600,000 shares of common stock.

4. **Representations and Warranties**. The Company represents and warrants to Haytarr that the Company has full corporate power and authority to conduct its business as now conducted and as proposed to be conducted and to own, use, license, and lease its assets and properties and (enter into this Agreement and to consummate the transactions contemplated herein.

5. **Indemnity**. The Company agrees to indemnify, defend, and hold harmless Haytarr and its affiliates, directors, officers, counsel, employees, agents, members, managers, successors, assigns, and controlling persons (as defined in the Act) (each, an "Indemnified Party") from and against any and all losses, claims, damages, costs, expenses, and liabilities (including any investigatory, legal, and other expenses incurred as they are incurred by an Indemnified Party in connection with preparing for or defending any action, claim, or proceeding, whether or not resulting in any liability) (collectively, "Indemnifiable Losses") to which any Indemnified Party may become subject or liable relating to or arising out of (a) the Agreement or the services to be performed under the Agreement or any agreement between the parties to this Agreement, (b) any transactions referred to in the Agreement or any transactions arising out of the transactions contemplated by the Agreement, (c) any inaccuracy in or breach in the representations and warranties of the Company contained in this Agreement, and (d) any failure of the Company to perform its obligations under this Agreement, provided that the Company shall not be liable to an Indemnified Party in any such case to the extent that any such Indemnifiable Loss is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted as a direct and proximate cause from the willful misconduct or gross negligence of an Indemnified Party. No Indemnified Party shall be liable, responsible, or accountable in damages and costs and expenses (including attorneys' fees) under this Agreement except for any liability for losses, claims, damages, or liabilities finally judicially

determined to have resulted solely and exclusively from actions taken or omitted to be taken as a direct result of such Indemnified Party's gross negligence or willful misconduct. If for any reason, except as specifically provided herein, the foregoing indemnity for Indemnifiable Losses is unavailable to an Indemnified Party or insufficient to fully hold any Indemnified Party harmless, then the Company agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnifiable Losses in such proportion as is appropriate to reflect the relative benefits received by and fault of the Company, on the one hand, and the relative benefits received by and fault of Haytarr, on the other hand.

7. **Legal Matters**. This Agreement shall be interpreted under and governed by the laws of the State of New York. Any controversy, dispute, or claim between the parties relating to this Agreement shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association.

8. **Representation**. The Company acknowledges that it has been given notice by Haytarr that Haytarr is not a licensed securities broker-dealer and therefore Haytarr is not required under this Agreement or any side agreement, whether verbally or in writing, to sell securities on behalf of the Company or any issuer affiliated with the Company. Moreover, the Company acknowledges that Haytarr does not intend to negotiate raising of capital transactions, does not intend to directly solicit purchasers of the Company's common stock, will not hold any funds or securities in a capital raising transaction, and the compensation due to Haytarr is not based on a specified percentage of any actual or proposed funds raised. The Company acknowledges that Haytarr has informed it that neither Haytarr nor any of its members or employees provides any legal advice or counsel. The duties of Haytarr shall not include auditing, valuation, accounting or appraisal services, which shall be procured by the Company at its own expense, if needed.

**9. Independent Contractor**. Haytarr is an independent contractor and may engage in other business activities. Since Haytarr is an independent contractor, nothing in this Agreement shall be interpreted to constitute that Haytarr is an agent, employee, or partner of the Company, nor shall either party have any authority to bind the other.

10. **Entire Agreement**. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes and cancels any prior communications, representations, understandings, and agreements between the parties. No modifications of or changes to this Agreement shall be binding, nor can any of its provisions be waived, unless agreed to in writing by the parties. There are no side agreements, whether verbally or in writing, between the Company and Haytarr. All compensation due to Haytarr under the terms of this Agreement shall be deemed earned upon execution hereof.

11. **Confidentiality.** The parties agree that the terms and all of the encompassing components of this Agreement shall be kept confidential, unless this information is required to be disclosed pursuant to any inquiries by federal, state, or local law enforcement.

If the foregoing is acceptable to you, please execute this Agreement in the place provided below.

Very Truly Yours,

HAYTARR LLC

By:________________________________________

ACCEPTED AND AGREED

By: _____________________________________________
Name: Antonios Bertsos
Title: CEO